Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, no-par value, of Spark Networks SE, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: February 12, 2018

Affinitas Phantom Share GmbH
Lukas Brosseder

By:	/s/ Lukas Brosseder
Lukas Brosseder, for himself and as Managing Director of Affinitas Phantom Share GmbH

David Khalil

By:	/s/ David Khalil

Lukas Brosseder

By:	/s/ Lukas Brosseder